GKIG Announces Alliance For Accelerating Growth, Signs Business Advisory and Consulting Agreement to Assist in M & A

HOUSTON, November 10, 2003 (BUSINESS WIRE) -- GK Intelligent Systems, Inc.
(GKIG) --, an emerging developer, provider and licensor of proprietary "intelligent" software, announced today it has signed a business advisory and consulting services agreement with New York-based Stanton, Walker & Co.

Stanton, Walker will assist in the evaluation of certain strategic business decisions facing the company, including how GKIG can utilize its approximate $41 million loss carry forward to best advantage.

GK Intelligent Systems intends to initiate discussions with several companies regarding licensing arrangements, joint ventures and possible mergers and acquisitions. Stanton, Walker's work will include due diligence, structuring transaction terms and providing consulting services throughout the process. Stanton, Walker will also seek potential acquisition candidate companies that fit GKIG's business objectives.

Gary Kimmons, GKIG President and CEO stated, "We look forward to evaluating several opportunities that could enhance our goal of becoming profitable with sufficient capital to execute the company's growth plans. These goals will require the assistance of specialized experts. We feel Stanton, Walker can do this expeditiously."

Kimmons continued, "We believe there are many private companies who might have products or services that would benefit from becoming a part of a publicly traded entity. For GKIG and its shareholders, acquisitions represent a powerful new growth strategy."

About Stanton, Walker & Co.

Stanton, Walker & Co. provides a full range of strategic operational, marketing, financial advisory and M & A services to public companies. They assist companies in a wide array of industries, primarily those whose products offer the company's stakeholders an opportunity for a significant return.

About GKIG

GK Intelligent Systems is a developer, provider and licensor of proprietary "intelligent" software technology products and supporting technologies designed to personalize nationally-branded products and services, with the objective of improving profitability and fostering higher levels of customer satisfaction and brand loyalty.

The foregoing statements are made under the "Safe Harbor" Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements that involve risks and uncertainties that may not be evident at the time of this release.

SOURCE: GK Intelligent Systems Inc.
GK Intelligent Systems Inc., Houston
Deanna Slater, 713-972-1454
www.gkis.com